Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202364 on Form S-8 of our report dated June 26, 2018, relating to the financial statements and financial statement schedule of the Dominion Energy Transmission & West Virginia Union Savings Plan, formerly known as the Dominion Transmission and Hope Gas Union Savings Plan, appearing in this Annual Report on Form 11-K of the Dominion Energy Transmission & West Virginia Union Savings Plan for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Richmond, Virginia

June 26, 2018